Exhibit j(2)

                     [LETTERHEAD OF DECHERT PRICE & RHOADS]

November 1, 2000


VIA EDGAR

Pilgrim Government Securities Income Fund, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258

Re:  Pilgrim Government Securities Income Fund, Inc.
     (File Nos. 2-91302 and 811-4031)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 29 to the Registration Statement of Pilgrim Government Securities Income Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert, Price & Rhoads

Dechert, Price & Rhoads